Exhibit 10.63
LICENSE AND RESEARCH AND DEVELOPMENT AGREEMENT
     This License and Research and Development Agreement (this “Agreement”) is entered into as of March 14, 2006 (the “Effective Date”), by and between LANDEC CORPORATION, a California corporation (together with its Affiliates referred to herein as “Landec”), and AIR PRODUCTS AND CHEMICALS, INC., an entity organized and existing under the laws of Delaware (together with its Affiliates referred to herein as “APD”). APD and Landec are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Background
     Landec has certain proprietary know-how and technology relating to certain polymer materials. APD develops, manufactures and distributes, among other things, gases and specialty chemicals to diversified markets and geographies. The Parties desire that Landec and APD collaborate using Landec’s know-how and technology to develop certain personal care, latent catalyst, cleaning and nonwoven products using Landec’s know-how and technology and to license to APD certain of that know-how and technology, for APD to exploit, as more fully described herein.
     The Parties agree as follows:
Agreement
     1. Certain Definitions. For the purposes of this Agreement, the capitalized words and phrases defined in the preamble of this Agreement have the respective meanings set forth therein, and the following capitalized words and phrases have the meanings ascribed to them below:
     1.1 “Adhesives” shall mean a viscoelastic material that remains permanently tacky and will adhere to a wide variety of solid surfaces.
     1.2 “Affiliate” shall mean with respect to a party: (i) any company at least fifty percent (50%) of whose issued and voting capital is owned or controlled, directly or indirectly, by said party, or (ii) any company which owns or controls, directly or indirectly, at least fifty percent (50%) of the issued and voting capital of said party, or (iii) any company owned or controlled, directly or indirectly, to the extent of at least fifty percent (50%) of the issued and voting capital, by any of the foregoing.
     1.3 “Ag Field” shall mean: (a) the treatment, coating, sale and/or use of seeds or agricultural products including without limitation corn, soybean, cotton and the like for farming, ornamental and/or other uses, (b) tubers, seeds and/or plant grafts, (c) all other crops, and (d) all other fruits, vegetables, flowers and the like.
     1.4 “APD Fields” shall mean the Exclusive Fields together with the Reserved Fields provided, however, that the APD Fields shall exclude the Excluded Fields.

     1.5 “APD Improvements” shall only mean Improvements to the Patent Properties or the Existing Know-How created solely by APD without any assistance or involvement by Landec. APD Improvements shall exclude Improvements by those individuals without knowledge of any of the Existing Know-How or any portion of the Intelimer Instruction.
     1.6 “APD IP” shall mean (i) the APD Improvements and (ii) the Joint Use Improvements in the APD Fields.
     1.7 “Buy-Out Option” shall have the meaning given to it in Section 6.5.
     1.8 “Commercialized” or “Commercialize” shall mean that Net Sales of Products in a particular Reserved Field have exceeded one hundred thousand dollars ($100,000) or more in any given calendar year.
     1.9 “Direct Profits” shall mean Net Sales arising out of sale or exploitation of Products (or *** products as provided in Sections 4 and 6.2) minus the following: (a) container purchase costs; (b) freight and warehouse costs; (c) raw material costs; (d) variable manufacturing costs including additional toll charges for third party processors; (e) fixed manufacturing costs (including depreciation) allocated in the same manner that APD allocates such fixed manufacturing costs for its general accounting purposes and (f) supply chain costs that are directly related to the manufacture and internal product management of Products, as sourced from third party processors or in-house production.
     1.10 “Excluded Fields” shall mean Pharmaceuticals, the Food Field, the *** and Adhesives.
     1.11 “Exclusive Fields” shall mean products for: (a) personal care, which are not regulated by the FDA, including without limitation i) cosmaceutical products (which may be regulated by the FDA), ii) sunscreen products which are regulated by the FDA and iii) non-pharma transdermal even if applied via an adhesive system ) (collectively the “Personal Care Field”), (b) Thermoset Latent Catalysts, (c) household, industrial and institutional cleaning, excluding floor finishes (e.g. and not by way of limitation, polymers and polymer-based formulations used in the manufacture of hard surface cleaners, equipment cleaning, vehicle cleaning, laundry cleaning, cleaning for food & beverage institutions), and (d) disposable nonwovens (e.g., and not by way of limitation, polymers and polymer-based formulations used in the manufacture of disposables such as paper towels, industrial wipes, surgical gowns, diapers, similar hygiene products, among other disposable nonwoven products).
     1.12 “Existing Know-How” shall mean all information relating to the Landec Intelimer Materials which is necessary or useful to the manufacture, use or sale of the Products, which on the Effective Date Landec owns or is free to license to APD and shall include, but not be limited to, the Intelimer Instruction. For the avoidance of doubt, the Existing Know-How shall constitute at least part of the Proprietary Information of Landec or Landec’s licensor(s) if any.
     1.13 “Food Field” shall include, without limitation, the following: the packaging, including bulk, pallet and container packaging, of any food related products including without limitation fresh produce, such as fruits and vegetables, flowers, meat, fish and the like.

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.14 “Governmental Authority” shall mean any government or agency, instrumentality or other subdivision thereof, including courts and tribunals, and the states, provinces and other subdivisions thereof.
     1.15 “Improvements” shall mean all improvements to the Patent Properties or the Existing Know-How developed by either Party hereunder (solely or jointly by the Parties or, subject to Section 2.5, jointly with third parties) including but not limited to inventions, patents, know-how, trade secrets and confidential information which is recorded, developed, conceived of, created and/or reduced to practice during the Term.
     1.16 “Infringement Notice” shall have the meaning set forth in Section 9.2 of this Agreement.
     1.17 “Intelimer Instruction” shall have the meaning given to it in Exhibit B.
     1.18 “Joint Use Improvements” shall mean Improvements created jointly by the Parties which result in one or more patent applications or issued patents covering a field of use (as opposed to a process or composition of matter).
     1.19 “Landec Field” shall mean all fields other than the APD Fields.
     1.20 “Landec Improvements” shall mean Improvements: (i) created solely by Landec without any assistance or involvement by APD; (ii) created jointly by APD and Landec or otherwise using the resources of both Parties, (iii) created by Landec and a third party provided that such improvements are licensable to APD, or (iv) acquired, or licensed by Landec and sublicensable to APD.
     1.21 “Landec IP” shall mean the Licensed Technology and the Joint Use Improvements in the Landec Field.
     1.22 “Landec Intelimer Materials” shall mean any of Landec’s proprietary temperature-responsive materials exhibiting a pre-defined thermal transition.
     1.23 “Laws” shall mean laws, statutes, ordinances, rules, regulations, judgments or decrees administered, promulgated or issued by any Governmental Authority.
     1.24 “Licensed Technology” shall mean the Patent Properties, the Existing Know-How and any Landec Improvements.
     1.25 “Licensed Trademarks” shall mean the mark “INTELIMER”, including all registered and common law rights thereto and goodwill associated therewith, and any foreign equivalent or representation thereof where Landec has the rights to such mark. Exhibit C sets forth the territories in which the mark is currently registered.
     1.26 “Minimum Payments” shall have the meaning given to it in Section 6.2.

     1.27 “Net Sales” shall mean all money received from sales of products minus amounts paid to unaffiliated third parties (distributors, agents and the like) for sales costs directly related to the sale of such products.
     1.28 “Patent Properties” shall mean the patents and patent applications listed on Exhibit A covering the Landec Intelimer Materials, the inventions described and claimed therein, and any continuations, continuations-in-parts, divisionals, reexamination certificates, reissuances, renewals or extensions thereof or related by a priority claim therewith, and any and all foreign patents, utility models (i.e., petty patents), registrations and patent applications corresponding thereto (and any extension, reissue, reexamination or substitute of any of the foregoing, which will be automatically incorporated in and added to this Agreement and shall periodically be added to Exhibit A).
     1.29 “Person” shall mean an individual or entity of any kind, including a Governmental Authority.
     1.30 “Personal Care Field” shall have the meaning given to it in Section 1.11.
     1.31 “Pharmaceuticals” shall mean therapeutics requiring FDA approval.
     1.32 “Product” shall mean a product for use in the APD Fields (i) that is developed using the Licensed Technology or an Improvement; (ii) which comprises any of the Landec Intelimer Materials, or (iii) that is covered by any of the Patent Properties.
     1.33 “Proprietary Information” of a disclosing Party disclosed to the receiving Party hereunder shall mean any confidential information relating to the disclosing Party’s business and/or technology and which is labeled as confidential or proprietary or identified in writing as confidential or proprietary.
     1.34 “Proprietary Rights” shall mean all intellectual property rights whether registrable or not of any sort anywhere in the world.
     1.35 “R&D Period” shall have the meaning set forth in Section 3.1.
     1.36 “Reserved Fields” shall initially mean the fields of (i) architectural and industrial coatings (excluding powder coatings) and (ii) electronics (e.g. processing materials for semiconductor component manufacturing, battery materials or flat panel displays); or such other fields as replace these initial Reserved Fields in accordance with Section 5.
     1.37 “Term” shall have the meaning given to it in Section 10.1.
     1.38 “Thermoset Latent Catalysts” shall mean Landec Intelimer Materials used as catalysts, effectors, activators, cross-linkers, initiators and/or precursors thereof to enhance or inhibit polymerization.
     1.39 “Work Plan” shall mean the work plan that is attached hereto as Exhibit B, which is incorporated by reference herein, as amended, modified, extended or replaced upon mutual agreement of the Parties.

     1.40 “Year” shall mean a year of this Agreement (i.e. Year 1 shall mean that period commencing on the Effective Date and ending on the first anniversary of the Effective Date).
2. Licenses
     2.1 Technology License to APD. Subject to the terms and conditions of this Agreement, Landec hereby grants to APD an exclusive, worldwide, non-transferable, non-sublicensable, license for all rights to use, make, have made, market, sell, offer for sale, import and export and otherwise exploit the Licensed Technology within the APD Fields; provided, however, that Landec shall retain the right to use the Licensed Technology within the APD Fields solely as needed to perform its obligations under Section 3 below. For the avoidance of doubt, the forgoing license shall include the right to have third parties manufacture Products on behalf of APD and the right of APD’s customers to use Products delivered to them by or on behalf of APD. Notwithstanding the forgoing, the license granted in this Section 2.1 shall be subject to the terms of License and Development Agreement between Landec and ************ under which *** retains a non-exclusive right to use and sell ************ and which, without APD’s consent, which consent shall not be unreasonably withheld, shall not be amended, renewed, expanded or extended by Landec.
     2.2 Technology License to Landec. Subject to the terms and conditions of this Agreement, APD hereby grants to Landec an exclusive, worldwide, non-transferable, non-sublicensable, license for all rights to use, make, have made, market, sell, offer for sale, import and export and otherwise exploit the APD Improvements within the Landec Field; provided, however, that APD shall retain the right to use the APD Improvements within the Landec Field solely as needed to perform its obligations under Section 3 below. For the avoidance of doubt, except as may be explicitly set forth in the Supply Agreement, the forgoing license shall include the right to have third parties (who are not primary polymerization competitors of APD) manufacture products utilizing the APD Improvements on behalf of Landec and the right of Landec’s customers to use products utilizing the APD Improvements delivered to them by or on behalf of Landec in the Landec Field. To the extent that Landec generates any revenue by selling products produced using the APD Improvements in the Landec Field, then Landec shall pay APD a royalty of two percent (2%) of the Net Sales for the Intelimer polymer included in any product which is made using the APD Improvements.
     2.3 Ownership. Except for the licenses expressly granted under this Section 2, Landec retains all right, title and interest in and to the Landec IP. Thus, Landec is free to transfer, license and otherwise exploit the Landec IP in the Landec Field worldwide. Except for the licenses expressly granted under this Section 2, APD retains all right, title and interest in and to the APD IP. Thus, APD is free to transfer, license and otherwise exploit the APD IP in the APD Fields worldwide.
     2.4 Restrictions. APD will not use the Licensed Technology for a purpose other than to exploit Products for use within the APD Fields as expressly permitted in this Agreement. Landec will not use the APD Improvements for a purpose other than as expressly permitted herein.

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     2.5 Improvements Developed with Third Parties. Each Party shall use commercially reasonable efforts to include provisions in third party development contracts that would permit the other Party hereto to receive a license to any Improvements co-developed with a third party and a Party hereto. For those Improvements co-developed by a Party with a third party under a development contract containing the forgoing provisions, the developing Party hereby grants the other Party hereto a license to such Improvement pursuant to Section 2.1 or Section 2.2, as applicable.
     2.6 Trademark License and Restrictions.
     (a) License Grant. Subject to the provisions of this Agreement, Landec grants to APD a non-exclusive, non-transferable, worldwide, royalty-free license to use the Licensed Trademarks solely in connection with the manufacture, marketing, advertising, sale and offer for sale of the Products in the APD Fields. The foregoing is not an obligation upon APD to use such Licensed Trademarks and APD shall have sole discretion as to whether such Licensed Trademarks are used.
     (b) Restrictions. APD agrees that the Products bearing any Licensed Trademarks (which may, as deemed appropriate by APD, be co-branded with APD trademarks) will be manufactured, sold and distributed in accordance with all applicable Laws and regulations and that such products and APD shall use all reasonable efforts to avoid adversely upon the name of Landec or APD. APD shall not challenge or diminish any of Landec’s rights in the Licensed Trademarks during the term of this Agreement or thereafter. APD shall not sublicense, explicitly or implicitly any rights in the Licensed Trademarks without the prior express written consent of Landec. APD shall not at any time incorporate any of the Licensed Trademarks or any mark or marks so nearly resembling the same as to be likely to deceive or cause confusion, in its corporate or business name or logo. APD shall not at any time use or apply to register in its name the Licensed Trademarks or any mark or marks confusing similar thereto. Except for APD trademarks associated with co-branding hereunder, all use of the Licensed Trademarks shall accrue to the benefit solely of Landec. APD agrees to provide test samples of Products upon Landec’s reasonable request.
     (c) Procedure. APD shall provide to Landec for inspection a certificate of analysis, label and product and marketing literature (including all materials using any of the Licensed Trademarks) for the first commercial product in each product family (intended for a specific application) that incorporates a Licensed Trademark or which will be marketed or distributed using a Licensed Trademark a reasonable time prior to the initial sale or distribution of each such product. Landec shall have the right to make reasonable changes, including without limitation changes in the color and font of the mark. At Landec’s request, APD will reasonably assist Landec in monitoring the use of the Licensed Trademarks by conducting an annual review with Landec of APD’s use of the same. APD will at all times comply with any trademark usage guidelines that may be provided by Landec. In the event of infringement of any of the Licensed Trademarks by any third party, APD will cooperate and assist Landec in the enforcement of Landec’s rights therein. Nothing herein shall require APD to use the Licensed Trademarks.
     (d) Failure to Comply. In the event that APD fails to comply with the provisions of this Section 2.6, Landec may give written notice specifying the failure to comply. Unless the failure to comply is remedied within thirty (30) days after such notice, Landec may terminate APD’s rights solely under this Section 2.6 immediately upon written notice to APD. Upon such termination, APD shall cease all use of the Licensed Trademarks subject to allowing APD and its customers to exhaust any preexisting compliant inventory and compliant advertising bearing the Licensed Trademarks for up to ninety (90) days thereafter. Termination of this Section 2.6 shall not terminate the license under the Licensed Technology.
     3. Work Plan and Research Obligations.
     3.1 Work Plan. The specific research and development activities to be performed by Landec, together with any assistance to be provided by APD are set forth in the Work Plan. Each of the Parties shall perform its obligations under the Work Plan during the time period in which the Work Plan is in effect which shall be for a period of three (3) Years following the Effective Date and which may be extended by the Parties as provided herein. Prior to the second anniversary of the Effective Date, the Parties shall mutually agree on whether or not to continue the Work Plan for Years four (4) and five (5) of this Agreement and the Parties shall mutually agree on the scope of the R&D that will occur under such Work Plan (e.g., what R&D shall occur, and which party will conduct such R&D). As more fully described in the Work Plan, Landec shall provide to APD agreed upon levels of research and development services, in connection with the Licensed Technology, and technical service and manufacturing support within the APD Fields during the R&D Period. The Work Plan is divided into two parts: the Intelimer Instruction Period and the R & D Period (as defined below).
     (a) Intelimer Instruction Period. During the period commencing on the Effective Date and continuing until May 28, 2006 (the “Intelimer Instruction Period”), Landec shall transfer copies of its technology and teach APD about Landec’s Intelimer technology by delivering the Intelimer Instruction, as more fully described in the Work Plan, to an extent and a degree reasonably sufficient for APD to replicate the Existing Know-How and manufacture of Landec Intelimer Materials.
     (b) R & D Period. The period commencing on the Effective Date and continuing until the expiration or termination of the Work Plan shall be referred to herein as the “R&D Period”. During the R & D Period, Landec shall provide mutually agreed upon levels of research and development services, application development, technical service, customer support and manufacturing support in connection with the licensed technology within the APD Fields as further described in the Work Plan. Each of the Parties shall provide to the other Party reasonable technical information and assistance in connection with such other Party’s work under the Work Plan. During the R&D Period, on a mutually agreed upon regular basis, each Party shall supply to the other Party reasonable documentation concerning such Party’s progress and Improvements under the Work Plan.
     (c) A breach of the Work Plan shall not be a breach of this Agreement unless a Party materially fails to satisfy a material obligation under the Work Plan. With respect to the Intelimer Instruction, APD shall notify Landec in writing of such material failure by June 6, 2006 and Landec shall have sixty (60) days to remedy such breach from receipt of notice thereof.

With respect to the R&D Period, APD shall notify Landec in writing of such material breach within thirty (30) days of its knowledge of such breach and Landec shall remedy such breach within sixty (60) days of receipt of notice thereof. The parties agree that APD may request changes to the Work Plan (preferably during the quarterly review meetings as described in Section 3.2) and that Landec will use its reasonable efforts to meet such requests provided; however, that Landec shall retain sole discretion over the use of Landec’s resources.
     (d) The completion or termination of the Work Plan shall not cause a termination of this Agreement.
     3.2 Review Meetings and Customer Visits. At least once per calendar quarter during the R&D Period, at mutually agreeable times and locations, representatives of the parties’ research and development teams and business development staff shall meet either in person or by videoconference to discuss the progress under the Work Plan. For in-person customer or toll producer visits or review meetings requested by APD at a non-Landec facility and a non-APD facility (other than a limited number of customer visits agreed to in the Work Plan), APD shall pay all reasonable and previously authorized travel, meal and lodging expenses of Landec personnel to attend each meeting that is conducted in person if APD so requests the attendance of that person, and the Parties shall otherwise bear their own costs associated with the Work Plan, participating in such meetings or customer visits agreed to in the Work Plan.
4. Supply Agreement. Within sixty (60) days of the Effective Date, the parties shall sign an agreement (the “Supply Agreement”) for APD to supply Landec with its polymer requirements for ************, provided that APD is able to supply such products to Landec, either from third party tollers or APD’s in-house production, that meet the volume requirements and quality specifications provided by Landec. APD shall apply a *** percent (***%) markup over Total Manufacturing Cost (as defined in the Supply Agreement, the “TMC”) to arrive at the final sales price to Landec. The Direct Profits arising from the difference between the sales price to Landec and the TMC will be shared with Landec in the same percentages as for Direct Profits arising from Product sales under Section 6.2 of this Agreement. If APD achieves TMC reductions resulting from any or all of increased production scale, decreased raw material costs, process yield improvements, and overhead cost reductions then the sales price to Landec will be reduced effective in the calendar quarter following the onset of such cost reductions. APD shall be obligated to either: (i) match competitive offers to Landec for such *** products, provided the quotations are from suppliers capable of sustained production in similar quantities and quality as provided to Landec by APD for such products at that time, or (ii) if APD is unwilling or unable to do so, APD hereby releases Landec from its obligation to purchase its requirement of *** products from APD. Unless otherwise agreed by the Parties, the Supply Agreement shall not be terminated by any termination of this Agreement and shall not be affected by any exercise of the Buy-Out Option. Any failure to enter into a Supply Agreement or termination of the Supply Agreement shall not terminate this Agreement.
5. Reserved Field Commercialization. There may be up to two (2) Reserved Fields at any time during the Term. Each Reserved Field shall have a period of three (3) Years to be

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Commercialized. If such Reserved Field is Commercialized during such three (3) Year period, it shall convert to an Exclusive Field and the Parties may mutually agree to add a replacement Reserved Field. If a Reserved Field is not Commercialized during such three (3) Year period, then: (i) it automatically reverts back to Landec; (ii) it ceases to be a “Reserved Field” as defined herein; and (iii) the Parties may mutually agree to add a replacement Reserved Field. For every new Reserved Field that is added, such Reserved Field shall have three (3) years to become Commercialized or it will revert to Landec with no further APD rights in such field as provided above.
6. Fees; Payment; Taxes.
     6.1 Scheduled Payments.
     (a) Payments upon Agreement Signing. In consideration for the Intelimer Instruction to be given hereunder, APD shall make a non-refundable reimbursement to Landec of one hundred thousand U.S. dollars ($100,000.00) upon the signing of this Agreement. In partial consideration for the license to the Licensed Technology granted hereunder, APD shall pay net to Landec by wire transfer a non-refundable fee of eight hundred thousand U.S. dollars ($800,000.00) upon the signing of this Agreement. For the avoidance of doubt, the total non-refundable fee due upon the signing of this Agreement shall be nine hundred thousand U.S. dollars ($900,000.00).
     (b) Quarterly Payments. In partial consideration for the license to the Licensed Technology granted hereunder, prior to the start of each calendar quarter beginning with the first calendar quarter in Year 2 and continuing through the last calendar quarter in Year 3, APD shall pay net to Landec by wire transfer a non-refundable fee of two hundred thousand U.S. dollars ($200,000.00). For the avoidance of doubt, the total non-refundable quarterly payments payable hereunder shall be one million six hundred thousand U.S. dollars ($1,600,000.00) and the total non-refundable amounts due under this Section 6.1 shall be two million five hundred thousand U.S. dollars ($2,500,000.00). Notwithstanding the foregoing, no quarterly payments shall become due or payable hereunder for the post termination period in the event this Agreement is terminated under Section 10.2.
     6.2 Profit-Sharing. Commencing on the first anniversary of the Effective Date and continuing through the tenth anniversary of the Effective Date, subject to Sections 10.2 and 11.4 and provided that Landec is not in material breach of this Agreement, APD shall pay net to Landec, forty percent (40%) of Direct Profits from the APD Fields together with forty percent (40%) of Direct Profits from *** products delivered to Landec under the Supply Agreement. From the tenth anniversary of the Effective Date through the end of the Term, APD shall pay net to Landec, ten percent (10%) of Direct Profits from the APD Fields together with ten percent (10%) of Direct Profits from *** products delivered to Landec under the Supply Agreement. Notwithstanding the forgoing and subject to Sections 10.2 and 11.4, APD shall make the following minimum payments (the “Minimum Payments”) to Landec beginning in Year 2 and continuing through Year 5:

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Year 2: $500,000
Year 3: $1,000,000
Year 4: $1,000,000 (Note: Subject to Section 6.4)
Year 5: $1,000,000 (Note: Subject to Section 6.4)
     In the event that the Direct Profits payable to Landec in any given Year (the “Direct Profit Payment”) is less than the Minimum Payment due for that Year, APD shall pay Landec the difference between the Direct Profit Payment and such Minimum Payment prior to the end of such Year. In the event that APD fails to make payments under this Section 6.2 meeting the Minimum Payment due in any given Year, Landec may convert the license in the Exclusive Fields to a non-exclusive license and revoke the license in the Reserved Fields. For the avoidance of doubt, there are no Minimum Payment obligations from Year 6 through the end of the Term. A failure to make Minimum Payments because the actual sales of Products were not high enough to trigger the Minimum Payments shall not entitle Landec to terminate this Agreement but shall entitle Landec to the remedies contained in this paragraph.
     6.3 Continued Technical Support. During the initial three (3) Years, Landec will provide resources to reasonably facilitate the objectives described at Exhibit G, as modified by the Parties in the Work Plan from time to time to reflect commercial or technical circumstances and objectives. Such commitment from Landec will be negotiated in good faith by the Parties and will be included in future versions of the Work Plan. The foregoing commitment may continue, in whole or in part, during Years 4 and 5, in accordance with the Work Plan and as mutually decided by the Parties pursuant to Section 6.4. For the avoidance of doubt, there are no ongoing support obligations from Year 6 through the end of the Term.
     6.4 Changes to Minimum Payments. Notwithstanding the provisions of Sections 6.2 and 6.3, within thirty (30) days following the mutual determination of the Parties of the existence and scope of R&D efforts in Years 4 and 5 pursuant to Section 3.1, APD and Landec shall negotiate in good faith reducing Minimum Payments to be commensurate with any reduction in Landec resources provided under Section 6.3 for Years 4 and 5; provided, however, that APD shall remain obligated to pay Landec, forty percent (40%) of Direct Profits as provided in Section 6.2.
     6.5 Buy-Out Option. At any time commencing at the start of Year 11, or commencing at the start of any succeeding Year, APD may pay Landec *** percent (***%) of the Direct Profits arising from the sale or license of Products from the immediate prior Year, excluding any non-recurring charge that occurred in such Year and APD shall have no further obligations to make Direct Profit Payments under Section 6.2. This balloon payment shall be in lieu of the 10% Direct Profit Payments that would otherwise be due pursuant to Section 6.2 for the remainder of the Term and is referred to herein as the “Buy-Out Option”.
     6.6 Sales, General and Administrative Costs. APD shall pay all of its costs related to sales, administration and other general costs related to development, sale and distribution of the Products. Such costs shall include, without limitation, process engineering support and costs of technical services related to sales and marketing. APD shall dedicate adequate working capital to permit it to Commercialize the Products in the Reserved Fields and meet all of its obligations hereunder related to the APD Fields. All of the foregoing costs and working capital paid by APD shall be in amounts deemed solely by APD to be adequate. It is contemplated by the

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Parties that all of the forgoing will be provided by APD after completing the Work Plan; however, in the event that APD reasonably requests that Landec provide any of the forgoing, APD shall reimburse Landec for the previously authorized costs thereof. For the avoidance of doubt, except to the extent that the Work Plan explicitly says that Landec is paying for any of the costs described in this Section 6.6, after the Intelimer Instruction period, any and all of the costs described in this Section 6.6 requested by APD and performed by Landec or contained in the Work Plan shall be paid for by APD.
     6.7 Payment and Taxes. Payments due under Section 6.2 shall be paid monthly within thirty (30) days of such time as APD receives payments from its customers for Products or from Landec under the Supply Agreement. All payments shall be made in United States dollars in immediately available funds. APD shall pay all applicable sales, use, excise and similar taxes and duties in connection with the Products and in connection with all payments made under this Section 6, as well as any applicable bank and/or clearing charges, unless such charges are paid by the customer. Amounts payable under this Section 6 or any other part of this Agreement that are not paid when due shall bear interest at the rate of Prime plus one and one-half percent (1.5%), where “Prime” means the prime U.S. inter-bank lending rate on the first business day of the calendar quarter in which such interest accrues, as reported in the Wall Street Journal.
     6.8 Audit. Landec shall have the right to appoint an independent third party auditor, not unreasonably objectionable to APD and bound by confidentiality obligations, to audit APD’s books and records related solely to this Agreement, sales of Products and *** products and the calculation of Direct Profits hereunder. The costs of such audit shall be paid for by Landec provided, however, that (i) APD shall immediately pay the amount of the underpayment revealed by the audit (if any); and (ii) in the event that such audit reveals an underpayment of five percent (5%) or more, APD shall pay all costs associated with conducting such audit. The audits permitted hereunder will not be performed more often than annually. Any Direct Profit Payments not disputed within three (3) years of their quarter shall be deemed acceptable and accurate.
     6.9 To the extent that a Landec patent in the *** Field is invalidated and, as a result, a particular Product exploited by APD hereunder is not covered by any Landec patent, then the Parties shall meet and reasonably discuss a Direct Profit Payment reduction with respect to such Product; provided, however, that if such Product (or the manufacture thereof) involves the use or exploitation of Landec Intelimer Materials, Existing Know-How, Improvements or Proprietary Information (provided that the foregoing have not entered the public domain) then no reduction in the Direct Profit Payments payable hereunder shall occur.
7. Representations and Warranties.
     7.1 Each Party hereby represents and warrants to the other Party that it has been duly incorporated and is validly existing in good standing as a corporation under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to enter into this Agreement.

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     7.2 Landec hereby represents and warrants to APD that, to the best of Landec’s knowledge the Patent Properties and exploitation of Landec Intelimer Materials in the APD Fields may be exploited in such a manner as to not infringe any third party patents.
     7.3 Landec hereby represents and warrants that it solely owns all right, title and interest in the Licensed Technology or otherwise has the right to grant the licenses granted hereunder, and that Exhibits A, C, F and, to the best of Landec’s knowledge, E are complete and accurate as of the Effective Date.
     7.4 Landec hereby represents and warrants that the Patent Properties are valid and enforceable, and that a portion of the Licensed Technology in the APD Field (excluding disposable nonwovens and electronics) is covered by the Patent Properties.
     7.5 Landec hereby represents and warrants that to the best of its knowledge: (i) the Existing Know-How and Patent Properties can be manufactured in accordance with the Intelimer Instruction and used for the APD Fields, and (ii) the manufacture, shipment, disposal and use of the Existing Know-How and Patent Properties in the APD Fields does not violate any federal, state or governmental regulations or standards (including, without limitation, OSHA, EPA, among other US and non-US regulatory agencies, in each case, to the extent they have jurisdiction) when manufactured and used in accordance with Landec’s published specifications and recommended use (as contained in product data sheets, formulation sheets and product bulletins), provided that an immaterial failure to follow such recommended uses shall not relieve Landec of its responsibilities hereunder.
     7.6 Landec hereby represents and warrants that it will disclose all of Landec’s Existing Know-How, Landec Improvements and Proprietary Information, in sufficient detail to allow APD to manufacture, use and sell the Product in the APD Fields.
     7.7 Landec hereby represents and warrants that, as of the Effective Date, the Landec Intelimer Materials do not infringe on those patents and patent applications in the *** Field listed on Exhibit E. If APD suffers damages arising out of a breach of this representation and warranty its only remedies shall be termination under Section 10.2, indemnification under Section 11.1 and the Impairment provisions of Section 11.4 and APD may set off the amounts for which it would be entitled to an indemnity against Direct Profit Payments that would otherwise be due to Landec hereunder.
8. Confidentiality.
     8.1 Confidential Information. Each Party shall treat as confidential all Proprietary Information of the other Party, shall not use such Proprietary Information except as set forth in this Agreement, and shall use its best efforts not to disclose such Proprietary Information to any third party except to is professional advisors under a duty of non-disclosure. Without limiting the foregoing, each of the Parties shall use at least the same degree of care which it uses to prevent the disclosure of its own Proprietary Information of like importance to prevent the disclosure of Proprietary Information disclosed to it by the other Party under this Agreement. Each Party shall disclose Proprietary Information of the other Party only to its directors, officers,

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

employees, consultants and advisors who are have a need to know such information in order for such Party to carry out the activities and transactions contemplated by this Agreement. Each Party shall promptly notify the other Party of any actual or suspected misuse or unauthorized disclosure of the other Party’s Proprietary Information.
     8.2 Exceptions. Notwithstanding the above, neither Party shall have liability to the other with regard to any Proprietary Information of the other which the receiving Party can prove:
     (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving Party;
     (ii) was known to the receiving Party, without restriction, at the time of disclosure;
     (iii) is disclosed with the prior written approval of the disclosing Party;
     (iv) was independently developed by employees or consultants of the receiving party that have not received access to the Proprietary Information of the disclosing party; or
     (v) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving Party shall provide prompt notice of such court order or requirement to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.
     8.3 Regulatory Filings. Landec agrees that the version of this Agreement that it files with the U.S. Securities and Exchange Commission shall include a request to seek confidential treatment in a manner mutually agreed upon by the Parties. Except as required to be submitted to the U.S. Securities and Exchange Commission or as contained in a mutually acceptable announcement or press release, the terms of this Agreement shall be maintained confidential.
9. Intellectual Property; Patent Matters.
     9.1 Licensed Technology and Improvements.
     9.1.1 Subject to the terms and conditions of this Agreement, any APD Improvements and Joint Use Improvements with at least one claim applicable to or covering at least one of the APD Fields shall be solely owned by APD and any Landec Improvements and other Joint Use Improvements with at least one claim applicable to or covering at least one of the Landec Fields shall solely be owned by Landec. Subject to Section 9.1.5 below, Landec hereby assigns to APD all right, title and interest in and to any APD Improvements and Joint Use Improvements in the APD Fields that Landec has or may hereafter acquire. Subject to Section 9.1.5 below, APD hereby assigns to Landec all right, title and interest in and to any Landec Improvements and other Joint Use Improvements in the Landec Field that APD has or may hereafter acquire. The Parties agree that a patent application may include either or all of a Joint Use Improvement, a composition of matter Improvement and/or a process Improvement. The Parties will and hereby do assign ownership of patents and other intellectual property covering such Improvements in accordance with the terms and conditions of this Agreement and such Improvements may be pursued as separate patents.
     9.1.2 Subject to Section 9.1.3, Landec shall, with the full co-operation of APD, and in Landec’s sole discretion, be responsible for preparing, filing, prosecuting, maintaining and renewing any patent applications and patents covering the Landec IP worldwide and shall do so at its sole cost and expense. Subject to Section 9.1.3, APD shall, with the full co-operation of Landec, and in APD’s sole discretion, be responsible for preparing, filing, prosecuting, maintaining and renewing any patent applications and patents covering the APD IP worldwide and shall do so at its sole cost and expense. The prosecuting Party shall promptly provide copies of all U.S. and foreign patent office correspondences to the other Party, and the prosecuting Party shall have the sole discretion as to prosecution strategy for Improvements, including appeals, abandonment, claim coverage, maintenance fee payment and annuity fee payment, without liability to the other Party.
     9.1.3 If a Party (the “Requesting Party”) wants to broaden the other Parties’ patent coverage with respect to the APD Fields (where APD is the Requesting Party) or the Landec Field (where Landec is the Requesting Party), the Parties will reasonably discuss such action and the Requesting Party will bear all costs for preparing, filing, prosecuting, maintaining and renewing any patent applications and patents related to such request.
     9.1.4 In the event that either party wishes to abandon any Improvements it owns hereunder within any part of the applicable territory that party shall notify the other party in writing and, if mutually agreed between the parties, shall transfer ownership and prosecution responsibility for such Improvements in the applicable territory to the other party. Such abandonment shall not include normal claim amendments, cancellations or other limitations made to patent claims during routine prosecution.
     9.1.5 The parties shall make their reasonable endeavors to divide all Improvements so it can be solely owned by one or other Party according to their respective fields in accordance with Section 9.1.1 above. However, notwithstanding Section 9.1.1 above, if by mutual written agreement the Parties agree that some Improvement should be owned jointly, the Parties shall grant each other exclusive cost-free licenses in their respective fields worldwide under that jointly owned Improvement. Notwithstanding Section 9.1.2, the procedures for filing, prosecuting, maintaining and renewing any such jointly owned applications for protection of Improvement worldwide shall be agreed between the Parties in writing on a case by case basis. Except as otherwise agreed by the Parties, to the extent that any Improvement is useful in the Landec Field and the APD Fields: (a) Landec hereby grants to APD a perpetual, worldwide, non-sublicensable, non-transferable license to exploit within the APD Fields such Improvement as may be owned by Landec, and APD shall pay Landec a license fee equal to two percent (2%) of the Net Sales resulting from the sale of Intelimer polymers containing such Improvements and (b) APD hereby grants to Landec a perpetual, worldwide, non-sublicensable, non-transferable license to exploit within the Landec Fields such APD Improvement or Joint Use Improvement as may be owned by APD and Landec agrees to pay APD two percent (2%) of the Net Sales resulting from the sale of Intelimer polymers containing such Improvements. Notwithstanding anything herein to the contrary, in the event that APD develops an APD Improvement or a Joint use Improvement in a Reserved Field that APD fails to Commercialize, then APD hereby grants to Landec an exclusive, perpetual, worldwide, sublicensable and transferable license to sell and otherwise exploit within the Reserved Field such Improvement as may be owned by APD and Landec agrees to pay APD two percent (2%) of the Net Sales resulting from the sale of Intelimer polymers containing such Improvements and Landec further agrees that any third party manufacturer of such Improvement will not be a primary polymerization competitors of APD. Notwithstanding anything herein to the contrary, without APD’s prior written approval, Landec shall not have the right to transfer or sublicense any APD Improvement to a direct polymerization competitor of APD. For the avoidance of doubt, during the Term of the Agreement, any amounts payable by APD under this Section 9.1.5 shall be included within and not be in addition to the Direct Profit Payments.
     9.1.6 Each Party agrees to cooperate with the other Party or its designee(s) (at such other Party’s expense if not otherwise expressly set forth herein), both during and after the term of this Agreement, in applying for, obtaining, perfecting, evidencing, sustaining and enforcing their respective or jointly owned rights in Improvements, including, without limitation, executing such written instruments (including, without limitation, declarations, assignments and powers of attorney) as may be prepared by such Party, using protocols appropriate to research and development activities to ensure all inventors sign appropriate documents, coordinating and agreeing on timing of filing patent applications and scope of claims for related inventions in the respective Fields and doing such other acts as may be necessary in the opinion of such Party to obtain a patent, register a copyright, or otherwise enforce such Party’s rights in such Improvement and such products, respectively.
     9.1.7 The parties hereto agree that Improvements generated within this Agreement are part of a joint research agreement and effort, pursuant to 35 U.S.C. §103(c), and that each party will promptly execute any document, including a terminal disclaimer, and other documents deemed necessary by the U.S. Patent and Trademark Office (“USPTO”) to comply with this statutory provision. This section 9.1.7 is excluded from any confidentiality restrictions provided for in this Agreement and can be filed with the USPTO.
     9.2 Enforcement of Rights
     9.2.1 Notice of Alleged Infringement. Each Party shall provide written notice (an “Infringement Notice”) promptly to the other Party of any alleged infringement by a third party of the Licensed Technology or Improvement in the APD Field, which becomes known to the first Party and, together with such notice, provide the other Party with all evidence in the notifying Party’s possession of such alleged infringement.
     9.2.2 Enforcement. Following an Infringement Notice from either Party, the party that owns the relevant Proprietary Rights shall have the first right, but not the obligation, to enforce, at its own expense and utilizing counsel of its own choice, any actual or alleged infringement or misappropriation of the Proprietary Rights. In the event that the owning Party does not elect to initiate a suit or action as provided above within six (6) months of the applicable Infringement Notice, the other Party shall have the right, but not the obligation, to prosecute or defend against, at its expense and utilizing counsel of its choice, any actual or alleged infringement or misappropriation of the Proprietary Rights.

     9.2.3 Party to the Suit. In the event one Party gives notice to the other Party that in the first Party’s opinion they should both take action against a third party with respect to infringement of any jointly owned Improvement, and in the event that the Parties cannot promptly agree to a joint enforcement course of action, or if a Party indicates its intent not to act (“the Non-Enforcing Party”), the Party which desires to take action through licensing, litigation or arbitration, may take such action (“the Patent Enforcing Party”). In that event, the Patent Enforcing Party shall solely be responsible for all enforcement strategy, and attorneys’ fees and costs associated with the enforcement, and shall solely receive all damages, awards, proceeds and compensation from the infringer, whether from licensing, litigation or arbitration, and even if the Non-Enforcing Party joined pursuant to Fed. R.Civ. P. 19 or the like but is not an actively paying participant in the enforcement action. The Non-Enforcing Party shall voluntarily join if deemed necessary by a court or arbitrator pursuant to Fed. R. Civ. P. 19 or the like, but only if the accused infringer is not a current customer, current joint venturer, or current supplier to the joining Non-Enforcing Party. The Patent Enforcing Party shall promptly reimburse the Non-Enforcing Party for all reasonable attorneys’ fees and costs associated with the litigation or arbitration initiated by the Patent Enforcing Party.
     9.2.4 Damages. Any award of damages or any other amounts awarded, recovered or obtained in connection with a disposition of any suit or legal action under this section shall be for the benefit of the Party bringing or entering the suit or legal action, but only to the extent arising from infringements or misappropriation within the APD Fields; all other proceeds shall be the property of and shall be retained by or provided to Landec. In the event that Landec refuses to bring suit for an infringement within the APD Fields and APD successfully concludes such an action where a third party was found to infringe in the APD Field, then the amount of Direct Profits payable hereunder shall be reduced by a mutually agreed amount that represents the royalty that would have been due from such infringer in relation to the sales that were made by such infringer over the period of two (2) years prior to the date of final resolution of such action. APD shall be permitted to settle such an action provided, however, it must obtain Landec’s prior written consent, which will not be unreasonably withheld, prior to agreeing to any such settlement in which there is a reasonable likelihood that Landec would be adversely affected by any such settlement.
     9.2.5 Options Upon Notice of Infringement. Landec and APD agree to work cooperatively regarding issues concerning Proprietary Rights and similar matters and to exercise reasonable business judgment in carrying out the objectives of this Agreement to avoid exposing either Party to liability under patent or similar Laws in any of the countries in the applicable territory.
10. Term and Termination.
     10.1 Term. The term of this Agreement shall commence upon the Effective Date and continue thereafter until the later of (i) the last to expire of any of the Patent Properties or (ii) twenty (20) years from the Effective Date (the “Term”) unless terminated earlier, as provided herein.

     10.2 Early Termination.
     (a) Upon any material breach of, or material default under, this Agreement (including failure to make any payment due hereunder or abandonment of a substantial portion of the Licensed Technology by APD) by a Party, if the non-breaching Party notifies the breaching Party within ninety (90) days of gaining knowledge of such breach, the non-breaching Party may terminate this Agreement upon written notice to the breaching Party unless the breaching Party cures such breach or default within sixty (60) days (or with respect to late payments under Section 6, within thirty (30) days) after the date of such written notice. If APD exercises the Buy-Out Option in accordance with Section 6.5, then this Agreement shall terminate as of the date of such exercise. In the event that the aggregate revenues of APD in the *** Field are ******* below those Revenue Projections listed in Exhibit D in any one of the *** and such shortfall is caused by ********, then, at either Party’s request, the Parties shall engage in good faith discussions regarding terminating this Agreement and transferring customer relationships and the licenses granted hereunder back to Landec.
     (b) At anytime during the ***, APD may terminate this Agreement upon ninety (90) days prior written notice if there is a ************, or based upon opinion from counsel which has been made known to Landec (in a manner to preserve attorney client privilege), ******************.
     10.3 Effect of Expiration or Termination. The termination or expiration of this Agreement shall not: (a) relieve a Party hereto of any obligation accruing to such Party prior to such termination; or (b) result in the waiver of any right by a Party hereto accruing to such Party prior to such termination.
     10.4 Survival. The following sections of this Agreement shall survive expiration or termination of this Agreement for any reason: Sections 1, 2.1 (only to the extent necessary to permit APD to exploit the APD Improvements or Joint Use Improvements created prior to such termination on a non-exclusive basis and APD shall pay Landec a license fee of two (2%) percent of the Net Sales of Intelimer polymers), 2.2 (only to the extent necessary to permit Landec to exploit the APD Improvements or Joint Use Improvements created prior to such termination on a non-exclusive basis and Landec shall pay APD a license fee of two percent (2%) of Net Sales of Intelimer polymers to the extent that they use the APD Improvements or Joint Use Improvements), 2.3, 2.4, 4 (pursuant to the terms of the Supply Agreement), 6.8, 8, 9, 10, and 12 through 15. Notwithstanding the forgoing, (i) to the extent that Landec terminates this Agreement for APD’s material breach, Section 2.1 (only to the extent necessary to permit APD to exploit the APD Improvements or Joint Use Improvements created prior to such termination on a non-exclusive basis) shall survive and APD shall pay Landec a license fee of five percent (5%) of Net Sales of Intelimer polymers; and (ii) to the extent that APD terminates this Agreement for Landec’s material breach, Section 2.2 shall survive on a non-exclusive basis (only to the extent necessary to exploit APD Improvements or Joint Use Improvements created prior to such termination) and Landec shall pay APD a license fee of five percent (5%) of Net Sales of Intelimer polymers to the extent that they use the APD Improvements. Notwithstanding the forgoing, Section 2.1 shall not survive in the event of any termination under Section 10.2 (b), except for APD’s continued right to exploit the APD Improvements or Joint Use Improvements

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

created prior to such termination provided that APD shall pay Landec a license fee of five percent (5%) of Net Sales of Intelimer polymers.
     10.5 Not Sole Remedy. The foregoing termination rights are in addition to, and not in lieu of, any other remedy available under this Agreement unless otherwise expressly provided herein.
11. Indemnification.
     11.1 By Landec. Subject to Section 11.3 below, during the first three (3) Years of the Term of this Agreement, Landec shall indemnify, defend and hold APD and its directors, employees, agents and affiliates harmless from and against all damages, losses, liabilities, costs (including without limitation reasonable attorneys’ fees) and expenses (including any pre-approved settlement) in connection with (i) any third party claim to the extent arising out of the actual or alleged infringement or violation of any third party right by exploitation of the Licensed Technology in the manner contemplated by this Agreement; or (ii) any breach of the representations and warranties hereunder. Notwithstanding the preceding sentence, Landec’s obligations under this Section 11 will not apply to any claims, damages, liabilities, costs or expenses to the extent that they arise out of: (x) specifications provided by APD that are prepared without collaboration with Landec; (y) modifications of any Licensed Technology in the APD Fields, which are not covered by Landec Improvements or Joint Use Improvements, or that materially alter the form or functionality thereof or (z) combinations of any of the Licensed Technology in the APD Fields with any product not provided by Landec; provided that such combination materially alters the form or function of the Licensed Technology or that such claim, damage, liability, cost or expense arises out of or relates to such non-Landec product ((x), (y) and (z), collectively, “Held Back Claims”). Following the three (3) year indemnity period, APD shall have no claim and Landec shall have no obligations with respect to (i) and (ii) above for claims made after the first three (3) Years of the Term of this Agreement. Notwithstanding anything to the contrary, Landec shall not be obligated to indemnify APD pursuant to this Section 11.1 unless and until the total amount of losses incurred by APD exceeds fifty-thousand dollars ($50,000.00 USD) in the aggregate, in which event Landec shall indemnify APD for all losses as otherwise provided herein.
     11.2 By APD. Subject to Section 11.3 below, during the Term of this Agreement and thereafter, APD shall indemnify, defend and hold Landec and its directors, employees, agents and affiliates harmless from and against all damages, losses, liabilities, costs (including without limitation reasonable attorneys’ fees) and expenses (including any pre-approved settlement) in connection with: (i) any Held Back Claim; or (ii) any third party claim to the extent arising out of any Product manufactured and/or sold by APD, except to the extent that APD is entitled to indemnification from Landec under Section 11.1 above. APD’s indemnification obligation under this Section 11.2 shall be capped at a total amount of two and one-half million dollars.
     11.3 Conditions to Indemnification. In any claim for defense or indemnification hereunder, the indemnified party must (i) give the indemnifying party prompt written notice of the applicable claim; (ii) reasonably cooperate with the indemnifying party at the indemnifying party’s request and expense, in the defense and/or settlement of the claim; and (iii) give the indemnifying party the right to control the defense and/or settlement of the claim, except that the indemnifying party will not enter into any settlement that adversely affects the indemnified party’s rights or obligations without the indemnified party’s proper express written consent, which will not be unreasonably withheld or delayed. The indemnified party may participate in the defense and/or settlement of any such claim at its own expense with counsel of its choosing. Notwithstanding the foregoing, any failure of the indemnified party to comply with the provisions of this Section 11.3 will not relieve the indemnifying party of any defense or indemnity obligations hereunder except to the extent that the indemnifying party is prejudiced by such failure.
     11.4 Impairment.
     (a) For the first three (3) Years, in the event that the Revenue Projection (as defined below) in any such Year listed in Exhibit D (*** Field Customer Sales Forecast) are not met due to: (i) ***, as reasonably documented, confirming that the primary reason for *** not meeting *** the Revenue Projection at Exhibit D is that *********************************, and/or (ii) if ************************************ terminate or reduce the sale of Products *** ************************************ ((i) and (ii) are referred to herein as “Impairment”); then APD’s Direct Profit Payments payable under Section 6.2 to Landec shall be reduced as described in this Section 11.4. In any or all of the first 3 Years, if an Impairment occurs during such Year, then APD’s Direct Profit Payments to Landec shall be reduced by the Impairment Amount (as defined below) in the immediate following Year as described below.
     (b) A “Revenue Projection” for a particular Year shall mean the revenues in the Personal Care Field projected for that Year, as described on Exhibit D.
     (c) A “Direct Profit Projection” for a particular Year shall mean the Direct Profits in the Personal Care Field projected for that Year, as described on Exhibit D.
     (d) The “Impairment Amount” shall be calculated by obtaining the percentage by which the revenues in the *** Field in any of the first three (3) Years falls below the Revenue Projection due to an Impairment for that Year and then multiplying that percentage by the Direct Profit Projection for that Year to obtain a dollar amount which shall be the Impairment Amount. Notwithstanding the forgoing, for the purpose of calculating the Impairment Amount, the total revenues for a Year shall include revenues from all customers of APD in the *** Field, whether or not listed in Exhibit D and, for the avoidance of doubt, shall also include the revenues from the patent owner(s) listed on Exhibit E and shall include all revenues from those customers on Exhibit D that purchase more Products than was projected for such customer.
     (e) The Direct Profit Payments to Landec which are reduced in accordance with this Section 11.4 shall be reduced in the Year immediately following the Year during which an Impairment has occurred by reducing each monthly Direct Profit Payment by one twelfth of the Impairment Amount. By way of example, if revenues in Year 2 were thirty percent (30%) below the Revenue Projection ((Revenue Projection-Actual Revenues from Customers in Exhibit D)/Revenue Projection) in the *** Field, and this reduction was caused by Impairment, then this percentage multiplied by the Direct Profit Projection for Year 2 would determine the Impairment

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Amount for Year 2 to be subtracted in equal monthly installments from the Direct Profit Payments in Year 3. If the Direct Profit Projection was $200,000 in Year 2, the Impairment Amount would be $60,000 and the monthly Direct Profit payments in Year 3 would be reduced by $5,000 per month. As a further example, if this same thirty percent (30%) Impairment was offset by a five percent (5%) (as a percent of the Revenue Projection) increase in revenues from a customer in the *** Field in Exhibit D and an additional ten percent (10%) of revenues from a customer in the *** Field not listed in Exhibit D then, in accordance with Section 11.4 (d), fifteen percent (15%) would be multiplied by the Direct Profit Projection to determine the Impairment Amount. If the Direct Profit Projection was $200,000 in Year 2, the Impairment Amount would be $30,000 and the monthly Direct Profit payments in Year 3 would be reduced by $2,500 per month.
     (f) APD agrees to provide Landec with information on the appropriate customer contacts and access to those customers listed on Exhibit D in order to verify the terms of this Section 11.4. Any amounts withheld from Landec in accordance with this Section 11.4 shall count towards Landec’s total aggregate liability under Section 12.2. The Minimum Payments described at Section 6.2 shall be reduced in the Year immediately following the Year during which the Impairment has occurred by the same dollar amount as the Direct Profit Payments are reduced by an Impairment under this Section 11.4. The Parties may agree to pay certain amounts ***, to the *** which will count towards the Impairment Amount.
     11.5 Sole Remedy. The indemnification obligations under this Section 11 shall be the indemnifying party’s sole obligation and the indemnified party’s sole remedy with respect to any breach of Section 7 or other event giving rise to indemnification hereunder.
12. Limitation of Liability and Disclaimers.
     12.1 INCIDENTAL AND CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, EXCEPT IN CONNECTION WITH A BREACH OF SECTION 8 ABOVE OR AS EXPRESSLY DESCRIBED IN SECTION 11.4 OR FOR LIABILITY ARISING OUT OF A PARTY EXCEEDING THE SCOPE OF ANY LICENSE GRANTED TO SUCH PARTY HEREUNDER.
     12.2 LIMITATION OF OBLIGATIONS AND LIABILITY. IN NO EVENT WILL LANDEC BE LIABLE UNDER THIS AGREEMENT WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNTS AGGREGATING IN EXCESS OF THE CUMULATIVE AMOUNTS ACTUALLY PAID BY APD TO LANDEC PURSUANT TO SECTION 6.1 OF THIS AGREEMENT OR TWO AND ONE HALF MILLION DOLLARS; WHICHEVER IS LESS. FURTHERMORE, THE AMOUNT OF ANY REDUCTION IN DIRECT PROFIT PAYMENTS THAT WOULD HAVE

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

BEEN PAID TO LANDEC PURSUANT TO SECTION 11.4 HEREOF SHALL FURTHER REDUCE LANDEC’S TOTAL MAXIMUM LIABILITY HEREUNDER.
     12.3 DISCLAIMERS. TO THE EXTENT THAT LANDEC HAS PUBLISHED SPECIFICATIONS OR OTHERWISE PROMOTED USAGE OF THE INTELIMER TECHNOLOGY FOR A CERTAIN APPLICATION, THEN LANDEC HEREBY WARRANTS THAT SUCH TECHNOLOGY MAY BE USED FOR SUCH APPLICATION, PROVIDED THAT IT IS USED IN COMPLIANCE WITH SUCH PUBLISHED SPECIFICATIONS AND RECOMMENDED USES. OTHER THAN THE FORGOING REPRESENTATION AND THOSE REPRESENTATIONS AND WARRANTIES CONTAINED AT SECTION 7, THE LANDEC INTELIMER MATERIALS AND THE LICENSED TECHNOLOGY ARE PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
13. Independent Contractors. The Parties are independent contractors and not partners, parties to a joint venture or otherwise affiliated, and neither has any right or authority to bind the other in any way.
14. Assignment. The rights and obligations of the Parties under this Agreement may not be assigned or transferred (and any attempt to do so will be void) except (a) to an Affiliate , and (b) this Agreement and the rights and obligations hereunder may be assigned to an acquirer of all or substantially all of the assets of the assigning Party to which this Agreement relates, or to an acquirer of a majority of the voting power of the then outstanding capital securities of the assigning Party. In the event that Section 14 (b) above shall apply to an Affiliate of a Party hereto, then such Affiliate shall continue to be bound by the rights and obligations of this Agreement. Any purported assignment in violation of this section is void. Subject to the foregoing, this Agreement is binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.
15. Miscellaneous.
     15.1 Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.
     15.2 Governing Law; Jurisdictions. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed wholly therein between parties residing in New York, without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on

Contracts for the International Sale of Goods. All disputes arising out of or in connection with this Agreement shall be finally settled by binding arbitration under the rules of the American Arbitration Association (“AAA”) in accordance with said rules. The location of such arbitration shall be in New York, New York. The arbitration shall be conducted by a panel of three arbitrators who are knowledgeable in the subject matter which is at issue in the dispute and at least two of which shall be a registered U.S. Patent Attorneys or patent agents (the “Panel”). Each Party shall have the right to appoint one member of the Panel, with the third member to be mutually agreed by the two Panel members appointed by the Parties, or, failing such agreement, shall be selected according to the AAA rules. In conducting the arbitration, the Panel shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery (and provided that the Panel shall permit such discovery deemed necessary to permit an equitable resolution of the dispute). The decision of the Panel shall be in writing and shall set forth the basis therefore. The Parties shall abide by all awards rendered in arbitration proceedings, and such awards may be enforced and executed upon in any court having jurisdiction over the Party against whom enforcement of such award is sought. The Panel shall also determine the steps, if any, that a Party should take to correct any failure or breach by such Party pertaining to any such dispute. The Parties shall share equally the Panel’s fees and expenses unless otherwise determined by the Panel. Notwithstanding the foregoing, either party may seek injunctive relief, to the extent permitted herein, in any court of competent jurisdiction.
     15.3 Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.
     15.4 Notices. All notices, requests, approvals, consents or other communications required or permitted to be given herein shall be in writing and shall be sufficiently given if delivered personally, forwarded by certified mail with proper postage prepaid and return receipt requested (or by other prepaid commercial delivery service that documents delivery) or transmitted by email with an email acknowledgement confirming delivery by the recipient, in each case to the Party to which directed at its address indicated below. Such communications shall be deemed given upon delivery on a business day to the address stated herein of the Party to which directed (notwithstanding any acceptance, rejection or acknowledgment of such delivery) or, if not delivered on a business day, the next succeeding business day. Any Party may from time to time designate in writing any other address to which such communications shall be sent.
If to APD, to:
Air Products And Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, Pennsylvania 18195
Atten: Business Manager Personal Care Products
With a copy to: Office of Chief Patent Counsel

If to Landec, to:
Landec Corporation
3603 Haven Avenue
Menlo Park, California 94025-1010
Telephone Number: Main — (650) 306-1650; Direct — (650) 261-3686
Email: sbitler@landec.com
With a copy to: dtaft@landec.com
Attention: Steven P. Bitler, Vice President, Corporate Technology
with a copy to: APD Relationship Manager
     15.5 Entire Agreement. This Agreement, together with all attachments and exhibits hereto, supersedes all prior proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement. The foregoing language shall not be read to supersede the Supply Agreement to be negotiated by the Parties pursuant to Section 4 provided, however, this Agreement shall govern any conflicts between the Supply Agreement and this Agreement, unless the parties explicitly state otherwise in the Supply Agreement.
     15.6 Force Majeure. Neither Party hereto shall be responsible for any failure to perform its obligations under this Agreement (other than obligations to pay money) if such failure is caused by acts of God, war, terrorism (actual or threatened), strikes, revolutions, lack or failure of transportation facilities, Laws or other causes that are beyond the reasonable control of such Party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Agreement for more than six (6) months, the Parties hereto shall consult with each other to determine whether this Agreement should be modified. The Party facing an event of force majeure shall use its reasonable efforts in order to remedy that situation as well as to minimize its effects. A case of force majeure shall be notified to the other Party by email within five (5) days after its occurrence and shall be confirmed by a letter. In no event shall this Section 15.6 serve to extend the term of this Agreement.
     15.7 Severability. If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, then that provision shall be interpreted to preserve the intent of the Parties if possible, and if not, then that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and be enforceable.
     15.8 No Implied License. Each Party recognizes that the other Party grants no license, by implication or otherwise, except for the licenses expressly set forth in this Agreement.
     15.9 Basis of Bargain. Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each Party under this Agreement and in the decision by each Party to enter into this Agreement.

     15.10 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
     15.11 Bankruptcy. The Parties agree that the licenses granted hereunder are subject to Section 365(n) of the U.S. Bankruptcy Code.
(Signature Page Follows)

     The Parties have caused their duly authorized representatives to execute and deliver this Agreement as of the Effective Date.

AIR PRODUCTS AND CHEMICALS, INC.	LANDEC CORPORATION

By:	By:

Name:	Name: Gary T. Steele

Title:	Title: President and Chief Executive Officer

ATTACHED AND INCORPORATED BY REFERENCE EXHIBITS A THROUGH G

Exhibit A
Patent Properties
The Landec Patents licensed in the Exclusive Fields and Reserved Fields include but are not limited to the following:
(1) Landec patents and patent applications relating to Landec internal docket 11551-X
a.	US 6,199,318 Aqueous Emulsions of Crystalline Polymers for Coating Seeds

b.	US 6,540,984 Aqueous Dispersions of Crystalline Polymers and Uses

c.	US 20030147946 Aqueous Dispersions of Crystalline Polymers and Uses

d.	CIP’s, continuations, divisionals and foreign equivalents
(2) Landec patents and patent applications relating to Landec internal docket 12969-X
a.	US 20010018484 Polymeric Thickeners for Oil-Containing Compositions

b.	US 6,989,417 Polymeric Thickeners for Oil-Containing Compositions

c.	CIP’s, continuations, divisionals and foreign equivalents
(3) US 6,831,116 Polymeric Modifying Agents
(4) US 6,255,367 Polymeric Modifying Agents
(5) US 6,224,793 Encapsulated Active Materials
(6) All other Landec patents and patent applications to the extent that they relate to the Exclusive or Reserved Fields.

Exhibit B
Work Plan
(i) “Intelimer Instruction” shall mean the instruction to APD given by Landec’s V.P. of Corporate Technology (currently Steven P. Bitler) who will commit up to *** hours and Landec’s Chief Operating Officer (currently David D. Taft) who will commit up to *** hours commencing on the Effective Date and continuing until May 28, 2006 (the period from the Effective Date through May 28, 2006 is sometimes referred to as the “Intelimer Instruction Period”) and which shall include, without limitation:
a)	Detailed review of relevant patents, patent applications, and patent claims and trade secrets;

b)	Side Chain Crystalline (SCC) chemistry and product design fundamentals;

c)	Manufacturing process know-how;

d)	Introduction to tollers; toller process familiarization;

e)	EH&S, including regulatory and Personal Care self-regulation requirements

f)	Applications development know-how;

g)	End-use customer introductions and familiarization with on-going product development

h)	Technical service (including with customers) and manufacturing support;

i)	Other fundamental aspects of Intelimer technology estate, including regulatory compliance and registrations, and;

j)	Any other of Landec’s Existing Know-How, and Proprietary Information in sufficient detail to allow APD to manufacture, use and sell the Products, including, without limitation, complete documentation, drawings, samples and audio-visual materials supporting same, in each case as reasonably necessary to permit APD to manufacture, use and sell the Products.
     During the Intelimer Instruction Period, APD shall provide adequate and trained resources, equivalent to at least one full time staff person, to receive the Intelimer Instruction to assure that it is received with clear understanding. Landec will provide written documentation of the Intelimer Instruction to assist in the transfer of copies of the Licensed Technology. APD will return with a written list of questions on the Licensed Technology within thirty (30) days of the Effective Date to allow Landec adequate time to respond to these questions before May 28, 2006.
     To complete the Intelimer Instruction Landec’s V.P. of Corporate Technology and Landec’s Chief Operating Officer will visit APD’s headquarter facility in Allentown, PA. to assure delivery of Intelimer Instruction a minimum of two times before May 28, 2006.
(ii) R&D Plan: Within thirty (30) days of the Effective Date and during the R&D Period, the Parties agree to meet to develop a detailed R&D plan for Year 1 that can be modified from time to time, preferably during the quarterly review meetings, by agreement of the parties but at the direction of APD. Annual work plans for Years 2 and 3 will be developed at the appropriate time.

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     As a part of the R&D Plan, Landec will detail specific research and development activities to be performed and APD will detail any assistance it will provide for the Work Plan as well as application development, technical services, customer support and manufacturing support APD requires from Landec. During the R&D Period, Landec shall provide the equivalent of at least three (3) full time staff persons as well as appropriate facilities to provide such activities. APD assistance will be determined by APD and will include the resources of sales, business development, application development technical service and process engineering staffing deemed appropriate required to meet the R&D Plan and to assist in accomplishing the Work Plan as detailed and modified according to Section 3.1. The parties agree to collaborate to prepare detailed plans, objectives and milestones of both parties to meet the short term and long term objectives of the R&D Plan.

Exhibit C
Territories in which Licensed Mark is Registered
I.	Landec has registered the INTELIMER mark as:

001	– Temperature sensitive polymers for use in manufacture of films, coatings and adhesives,

In the following countries:

United States: Registration Number 1,653,373
Canada: Registration Number 383,823
Japan: Registration Numbers 4095860 (English), 4100755 (English), 4124857 (Katakana), 423935 (Katakana)

II.	Landec is permitted to grant APD a license under the following trademarks which Landec’s eye care partner, Alcon, has registered the INTELIMER mark as:

Class 1 – Polymers alone and in combination with other ingredients for the manufacture of films, coatings, adhesives and medical devices,

In the following countries:

Algeria, Argentina, Armenia, Australia, Austria, Azerbaijan, Belarus, Benelux, Bolivia, Brazil, Bulgaria, Chile, China, Colombia, Costa Rica, Croatia, Cuba, Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Estonia, Finland, France, Germany, Greece, Guatemala, Honduras, Hong Kong, Hungary, Iceland, India, Indonesia, Ireland, Israel, Italy, Japan, Kazakhstan, Korea North, Korea South, Kyrgyzstan, Latvia, Lebanon, Liechtenstein, Lithuania, Macedonia, Malaysia, Mexico, Moldova, Monaco, Morocco, New Zealand, Nicaragua, Norway, Pakistan, Panama, Paraguay, Peru, Poland, Portugal, Romania, Russian Federation, San Marino, Saudi Arabia, Serbia-Montenegro, Singapore, Slovakia, Slovenia, South Africa, Spain, Sweden, Switzerland, Taiwan, Tajikistan, Thailand, Turkey, Turkmenistan, Ukraine, United Kingdom, Uruguay, Uzbekistan, Venezuela, Vietnam, WIPO.

Exhibit D
*** Field Customer Sales Forecasts

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit E
See attached patent list.
* * * *

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit F
Reserved

Exhibit G
APD Fields Customer Sales Forecasts
* * * *

*	Certain information on this page has been omitted and filed seperately with the Commission. Confidential treatment has been requested with respect to the omitted portions.